Exhibit 10.60

February 20, 2020

Personal and Confidential
Anthony Civale
[Address on file with the Company]

Dear Anthony:

This Agreement (this “Agreement”) states the terms of your continued employment with Apollo Global Management, Inc. (“Apollo” or “AGM”) and its subsidiaries (collectively, the “Company”), effective immediately. Your employer shall continue to be Apollo Management Holdings, L.P. or one of its subsidiaries.

1.
Position and Reporting. You shall continue to serve as Co-Chief Operating Officer and Lead Partner, Credit. You shall continue to report directly to Joshua Harris in your capacity as Co-Chief Operating Officer and to Jim Zelter in your capacity as Lead Partner, Credit, or their respective successors.

2.
Annual Compensation. During your employment with the Company, your base salary shall be at the rate of $100,000 (the “Base Salary”) which base salary shall be paid in installments not less frequently than monthly. All amounts payable under the Agreement are subject to withholding, if applicable, in accordance with applicable law. It is not anticipated that you will receive a discretionary annual bonus with respect to calendar year 2019 or any subsequent year.

3.
Carry Points and Profits Interest. You shall continue to receive, without duplication, the number of points previously communicated to you that shall entitle you to participate, directly or indirectly, in the incentive income distributions made (a) by all Credit funds in effect as of April 30, 2018, and (b) subject to the review and approval of the Executive Committee, in all future Credit funds, in each case with the same vesting terms as apply to investment professionals who hold such points generally. Except as provided in the next sentence, such points may be notional points issued under a Credit bonus plan that entitle you to receive W-2 income on the same terms as apply to other senior employees in the credit business. Your points in the general partners of funds that have been separately communicated to you shall relate to actual limited partner (or similar) interests you will hold in such general partners. The vesting commencement date for your points that are subject to vesting shall be January 1, 2018.

Your CIP Points and Tail Rate rights were forfeited after the close of business on December 31, 2016, and you accordingly forfeited any right to distributions (except for any distributions that may be made to you in respect of an existing tax capital account balance in respect of prior periods) that otherwise would have been made after such date in respect of such points or rights except as otherwise provided in the 2017 Incentive Bonus Letter you received on or about December 18, 2017. For the sake of clarity, (a) you continue to be subject to any clawback obligations that apply to distributions made on your CIP Points, and (b) in addition to the points relating to the funds and accounts described in the immediately preceding paragraph, you

Apollo Global Management, Inc.
9 West 57th Street
New York, NY 10019

continue to hold points in carry vehicles that the Company has previously designated, which points shall continue to subsist in accordance with their terms.

4.
Fund Investments. You hereby acknowledge and agree that you have made investments in various funds or co-investment vehicles of the Company and its affiliates as reflected in the applicable fund documents and which are unchanged by this Agreement. You hereby acknowledge and agree that any unpaid capital commitments arising in connection with the foregoing investments, as reflected on the books and records of the Company and its affiliates, shall remain in full force and effect, governed by and subject to the terms and conditions of the applicable fund documents.

5.
Benefit Plans. You will continue to be eligible to participate in the various group health, disability and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to other senior executives from time to time and subject to applicable Company policies.

6.	Restrictive Covenants. You acknowledge that you are bound by and agree to continue to abide by and comply with the restrictive covenants printed on Appendix A to this Agreement.

7.
Notice Entitlement. The Company may terminate your employment with or without Cause. The period of notice that we will give you to terminate your employment without Cause and other than by reason of a Bad Act is 90 days. The Company may terminate your employment for Cause or a Bad Act without notice. You agree to give the Company 90 days’ notice (which the Company may waive in its sole discretion) should you decide to leave the Company for any reason. We reserve the right to require you not to be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

8.
Payment in lieu of Notice. Subject to the “Employment in Good Standing; Compliance” section below, we reserve the right to pay you in lieu of any required notice period, the equivalent of your Base Salary on a termination without Cause.

9.	Confidentiality. You agree to keep the terms and subject matter of this Agreement confidential and not to discuss it with colleagues or others.

10.
Indemnification. Your rights to be indemnified pursuant to any indemnification provision in any limited liability company agreement, limited partnership agreement, by-laws, or insurance policies covering the directors and officers of the Company against any losses, claims, damages, liabilities, judgments and reasonable expenses, incurred by, or imposed upon, you, shall subsist in accordance with the terms of the applicable provision. You and the Company acknowledge and agree that the indemnification agreement by and between you and Apollo dated June 26, 2008, remains in effect in accordance with its terms.

11.
Section 409A. This Agreement is intended to be exempt from, or comply with, Section 409A and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or affiliate to you (if you are then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and

Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to this Agreement or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under this Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any affiliate (or any agent thereof) have any liability to you or any other person due to the failure of this Agreement to satisfy the requirements of Section 409A. Subject to the requirements of Section 409A of the Code, the Company may offset any amounts otherwise due to you from the Company or an affiliate (whether pursuant to this Agreement or otherwise) by any amounts that are due and owing from you to any such entities or for which any such entities would otherwise be liable absent your satisfaction thereof.

12.
Subsequent Engagement. Notwithstanding anything to the contrary contained herein, while you are employed by the Company, prior to accepting (or entering into a written understanding that provides for your) employment or consulting engagement with any person or entity unrelated to the Company, you will provide (i) written notice to the Company of such offer, it being understood that your acceptance of any such offer before seven (7) days have elapsed following such notice shall be treated as a termination by the Company for Cause, and (ii) a copy of the paragraphs of the attached Appendix A that include the terms “Nonsolicitation” or “Noncompetition” to any such prospective employer or service recipient, with a copy provided simultaneously to the Company. You shall promptly notify the Company of your acceptance of employment with, or agreement to provide substantial services to, any entity unrelated to the Company for 6 months from and after your Termination Date.

13.
Employment in Good Standing; Compliance. As you are aware, the firm is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company and corresponding payment of the foregoing amounts will be subject to your continued employment in good standing, which will include, among other things, your adherence to applicable laws and the Company’s policies and procedures and other applicable compliance manuals (including, without limitation, obligations with regard to confidential information), copies of which will be made available to you. You agree to execute any customary forms and agreements in connection therewith. Nothing in this Agreement shall be construed as establishing any right to continued employment with the Company.

14.
Choice of Law; Arbitration; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying New York law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”), a copy of which rules, which are available at http://www.jamsadr.com/rules-employment-arbitration/, have been reviewed by you in their current form.  The arbitrator shall have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope or validity of this arbitration clause.  The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms.  The arbitrator shall be authorized to issue any award a court could issue except that, to the extent permitted by law, the arbitrator shall not be authorized to award punitive damages.  No discovery shall be permitted as part of any arbitration that may take place under this provision. The decision of the arbitrator will be final and binding upon the parties hereto.  Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.  Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act.  You and the Company shall share the JAMS administrative fees and the arbitrator’s fee and expenses.  Each party will pay its own attorneys’ fees.  You and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this Agreement may be consolidated or joined with a dispute between any other employee and the Company or any of its Affiliates, nor may you seek to bring your dispute on behalf of other employees, independent contractors or consultants of the Company or any of its Affiliates as a class or collective action.  The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.
Entire Agreement. This Agreement and other governing documents referenced herein constitute the entire agreement between the parties in relation to their subject matter and supersede any previous agreement or understanding between the parties relating thereto, and you confirm that in signing this Agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this Agreement or in the documents referenced herein.

16.	Miscellaneous. This Agreement may not be modified or amended or waived unless in writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Global Head of Human Capital at his principal office location or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this Agreement to an Affiliate, this Agreement may not be assigned by the parties other than as expressly provided herein. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart.
Please acknowledge your acceptance and the terms laid out in this letter agreement.

(Continues on next page)

Sincerely,

/s/ Matthew Breitfelder_____________

Matthew Breitfelder
Senior Partner, Global Head of Human Capital
Read, Accepted and Agreed to:

/s/ Anthony Civale____________________
Anthony Civale

(Civale Employment Agreement signature page)

Additional Definitions
“Affiliate” of the Company means any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.
“Bad Act” means your:

i.
commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;

ii.
commission of an intentional and material breach of a material provision of a written AGM code of ethics (other than any AGM code of ethics adopted after the date of this Agreement with the primary purpose of creating or finding “Bad Acts”);

iii.	commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;

iv.
commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);

v.	conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;

vi.	fraud in connection with your performance of services for AGM or any of its Affiliates; or

vii.	embezzlement from AGM or any of its Affiliates or interest holders;
provided, that
1.    you have failed to cure within 15 business days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses ii and iv, and
2.    during the pendency of any felony charge under clause v, AGM and its Affiliates may suspend payment of any payments in respect of your carry points, and if (A) you are later acquitted or otherwise exonerated from such charge, or (B) your employment or service with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to you any accrued but unpaid amounts due with respect to your vested carry points, with interest calculated from the date such payments were suspended at the prime lending rate in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), payments with respect to your unvested carry points shall continue to accrue, and your carry points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Cause” means a termination of your employment, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following: (a) you are convicted or charged with a criminal offense; (b) your violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or your engagement in conduct which is injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this document or any other agreements of the Company or any of its Affiliates; (f) your material violation of any written policies adopted by the Company or its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or your non-adherence to the Company’s policies and procedures or other applicable Company compliance manuals; (g) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting (i) a portfolio investment for an account managed by the Company or (ii) a strategic investment undertaken on behalf of the Company or any of its Affiliates; (h) the failure by you to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of death or Disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company's code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or (j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, “material” means “more than de minimis.”
“Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by the Company and its Affiliates, including but not limited to, (i) information, observations, procedures and data obtained by you while employed by or providing services to the Company or any of its Affiliates, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) performance data, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) this Agreement and nonpublic agreements of the Company and its Affiliates, (xv) investment memoranda and investment documentation concerning any potential, actual or aborted investments, (xvi) compensation terms, levels, and arrangements of employees and other service providers of the Company and its Affiliates, and (xvii) all similar and related information in whatever form.

Confidential Information will not include any information that is generally available to the public prior to the date you propose to disclose or use such information. For this purpose, Confidential Information will be deemed generally available to the public only if all material features comprising such information have been published in combination.
“Disability” means (i) you are not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you are receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company. The determination of whether or not a Disability exists for purposes of this Agreement shall be made by a physician selected by the Company and reasonably acceptable to you and who is qualified to give such professional medical assessment.
“Termination Date” means the date on which your employment with the Company and its Affiliates terminates for whatever reason.

Appendix A
Restrictive Covenants

Capitalized terms used in this Appendix A and not defined in the Credit Bonus Plan or elsewhere shall have the meanings set forth in paragraph (h) of this Appendix A.
You hereby undertake and agree to comply with each of the covenants set forth in this Appendix A. You acknowledge that the Plan Administrator would not have assigned any Points or notional Points to you if you had not agreed to be bound by such covenants.
You agree and acknowledge that each covenant contained herein is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of AGM and its Affiliates, imposes no undue hardship on you or your related parties, is not injurious to the public, and that any violation of any of the restrictive covenants contained herein shall be specifically enforceable in any court with jurisdiction upon short notice. If any provision hereof as applied to you or to any circumstance is adjudged by a court or arbitral tribunal to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision hereof. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, you agree that the court or arbitral tribunal making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. You agree and acknowledge that any such breach of any provision hereof will cause irreparable injury to AGM and its Affiliates, and upon breach of any provision hereof, AGM and/or its Affiliates, as applicable, shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies available to AGM or its Affiliates. Notwithstanding the foregoing, to the extent that an arbitral tribunal or court of competent jurisdiction makes a final determination that any of the restrictive covenants contained in paragraph b or c hereof is unenforceable as a matter of law as applied to you, upon such determination AGM and its Affiliates shall not seek to enjoin you from engaging in an activity precluded by such provision (or to otherwise pursue proceedings to enforce such provision) but if the Plan Administrator or its designee determines in good faith that you have breached any such provision contained in paragraph b hereof or materially breached any such provision contained in paragraph hereof, the Plan Administrator or its designee shall provide you with written notice thereof, and you shall have 15 business days to cure such breach. If such breach is not cured within such period, you shall forfeit all rights to any Points (including notional Points) without payment of any consideration in respect thereof. The restrictive covenants contained herein shall specifically survive your separation from AGM or an Affiliate thereof and the termination of the Credit Bonus Plan and any Credit Fund GP agreement or Award Letter.
The Plan Administrator agrees that it shall not, and shall ensure that AGM’s principal executive officers and Founding Partners do not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages you, either professionally or personally. The obligations under this paragraph shall not apply to statements (i) provided in truthful response to an inquiry from or reporting obligation to a government or regulatory body or made in order to comply with requirements of law or fiduciary duty, or the requirements of any court or legislative body, or (ii) made in respect of you prior to your Termination by AGM’s principal executive officers and Founding Partners in the performance of such executive’s duties in the good faith belief that such statement is consistent with the executive’s fiduciary duties to AGM, its Affiliates and investors in any investment funds and other alternative asset investment vehicles managed thereby. The Plan Administrator agrees and acknowledges that the undertakings and representations made by you in the two paragraphs which immediately precede this paragraph shall apply mutatis mutandis to its obligations to you under this paragraph.
a.    Required Notice. Prior to resigning from your employment (or other full-time service association) with AGM or any of its Affiliates, you shall provide 90 days’ prior written notice to AGM.
b.    Noncompetition. During the Protected Period, you shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely or privately held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, engage or otherwise participate in any business that is a Competitive Business, in the Restricted Territory, provided that you shall not be deemed to be engaging or participating in a Competitive Business if you provide services to a subsidiary, division or Affiliate of a Competitive Business if such subsidiary, division or Affiliate is not itself engaged in a Competitive Business and you do not provide services to, or have any responsibilities regarding, any Competitive Business. Notwithstanding the foregoing, you shall be permitted to make any personal investment in a Competitive Business that:
i.    is either (x) an investment made (or legally committed to be made) on or prior to the date hereof without violating any existing duty to AGM and its Affiliates or (y) a follow-on investment to the investments described in clause (x) or an investment made to refinance the investments described in clause (x);
ii.    is a passive investment in private equity funds, mutual funds, hedge funds and other managed accounts (but not investments in the manager of such funds or accounts) in which you do not influence or control or have advance or contemporaneous knowledge of investment recommendations or decisions, even if such funds or accounts make investments similar to the investments made by any fund;
iii.    is an investment in private companies equal to the lesser of (x) 10% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one or more related businesses; or
iv.    is any other investment so long as (x) such investment has been disclosed in advance to the Plan Administrator, (y) the Plan Administrator determines that the consummation of such investment by you is not prohibited by the governing documents of a fund or account managed by AGM, and (z) the Plan Administrator determines that (A) it is not advisable for any fund or account managed by AGM or any of its Affiliates to make such investment or (B) the investment does not comport with the intent of any fund or account managed by AGM or any of its Affiliates, and accordingly, your consummation of the investment does not raise any appearance of impropriety with respect to AGM or any of its Affiliates;
provided, however, that, prior to your Termination Date, in no event shall you make any investment that conflicts with AGM’s or its Affiliates’ then-current code of ethics or any trading policies of AGM or its Affiliates (it being understood that the terms and restrictions of any such policy may be more restrictive than required by applicable law) as in effect from time to time for similar employees of AGM or its Affiliates, provided that such trading policies were not adopted with a primary purpose of treating one or more participants differently from AGM employees generally.
c.    Nonsolicitation of Certain Business Relations; Non-Interference. During the Protected Period, you shall not, directly or indirectly, (i) solicit or induce any investors, financing sources or capital market intermediaries of AGM or its successors, assigns or Affiliates to terminate (or diminish in any material respect) his, her or its relationship with AGM or its successors, assigns or Affiliates, or (ii) otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) in any material respect any business relationship and/or agreement to which AGM or any Affiliate thereof is a party, including without limitation any such relationship with any of AGM’s or an Affiliate’s respective clients, Prospective Investors or investors, customers, suppliers or partners. Nothing in this paragraph applies to those financing sources, capital market intermediaries or business relations (excluding Prospective Investors) who did not conduct business with AGM, or its successors, assigns or Affiliates during either your employment or service with, or the period in which you held (directly or indirectly) an ownership interest in, AGM or any of its Affiliates.
d.    Nonsolicitation and Non-Engagement Restrictions Regarding Apollo Employees and other Service Providers. During your employment or service with AGM or any of its Affiliates and the period ending 12 months after your Termination for any reason, you shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of AGM or any of its successors, assigns or Affiliates to terminate his, her or its employment or other relationship with AGM or its successors, assigns or Affiliates for the purpose of associating with any Competitive Business, or otherwise encourage any such Person to leave or sever his, her or its employment or other relationship with AGM or its successors, assigns or Affiliates, for any other reason, or (ii) hire any such individual who left the employ or service of AGM or any of its Affiliates during the immediately preceding 12 months. This provision shall not prohibit you from soliciting or hiring your personal assistant or assistants at the time of your departure.
e.    Confidentiality. You will not disclose or use at any time, either prior to your Termination or thereafter, any Confidential Information of which you are or become aware, whether or not such information is authored or developed by you, except to the extent that (i) such disclosure or use is directly related to and required by your good faith performance of duties to AGM or any of its Affiliates, (ii) such disclosure is required to be made by law or any court or legislative body with apparent jurisdiction over you; provided, that you shall provide 10 days’ prior written notice, if practicable, to AGM of such disclosure so that AGM may, at its sole cost and expense, seek a protective order or similar remedy; and provided, further, that in either such case set forth above, you inform the recipients that such information or communication is confidential in nature, or (iii) such disclosure is necessary to (A) your defense of a claim in a legal proceeding by a third party against you, or (B) a legal proceeding by you to enforce your rights under the Credit Bonus Plan or any other written arrangement of or with AGM or its Affiliates, and you use reasonable best efforts to preserve the confidentiality of such information, including by seeking a protective order or similar remedy. Except to the extent publicly disclosed, you acknowledge and agree that the Credit Bonus Plan and the provisions hereof constitute Confidential Information of AGM and its Affiliates and that any documents, information or reports received by you from AGM and its Affiliates shall be treated as confidential and proprietary information of AGM and its Affiliates. The obligations set forth in paragraphs b, c, d and g of this Appendix A provide further protection of Confidential Information. Nothing contained herein shall preclude you from disclosing Confidential Information to your immediate family and personal legal and financial advisor(s), provided that you inform such family member(s) and/or advisor(s) that the information is confidential in nature and receive assurances that the family member(s) and/or advisor(s) shall not disclose such information except as required by law or by any court or legislative body with apparent jurisdiction over such Person. To the fullest extent permitted by applicable law, you waive, and covenant not to assert, any claim or entitlement whatsoever to gain access to any Confidential Information concerning the Points (including notional Points) of any other Participant or a partner of a Credit Fund GP or any Alternative GP Vehicle. The provisions in this Appendix A or the Award Letter relating to your confidentiality obligations are subject to the Apollo Employee Handbook provisions regarding protected disclosures, which are incorporated herein by reference.
f.    Nondisparagement. You shall not, either prior to your Termination or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, AGM or any of its Affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, whether collectively or individually. The obligations under this paragraph shall not apply to statements (i) provided in truthful response to an inquiry from a government or regulatory body or made in order to comply with a requirement of law or of any court or legislative body or (ii) prior to your Termination, in the performance of your duties in the good faith belief that such statement is consistent with your fiduciary duties to AGM, its Affiliates, and investors in any investment funds and other alternative asset investment vehicles managed thereby.
g.    Intellectual Property Rights. “Intellectual Property Rights” means any patents and other rights in inventions, trademarks, trade, business and domain names, service marks, logos, rights in designs, copyright, rights in databases, rights in computer software, utility models, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered, in whatever form or media, and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world, for the full term of protection of such intellectual property rights (including any renewals and extensions).
i.    You agree that, to the fullest extent permitted by law, all Intellectual Property Rights that arise by virtue of your activities in the course of your employment or service (the “Relevant IPRs”) to AGM and its Affiliates shall constitute a “work-made-for-hire” and belong to AGM or its designated Affiliate exclusively and absolutely. To the extent any Relevant IPR may not constitute a work-made-for-hire, whether pursuant to applicable law or otherwise, you hereby assign such rights to AGM together with all related accrued rights of action. At the request of AGM or any of its Affiliates, you shall promptly execute such documents and do such things as may be required to effectively assign to AGM or its designated Affiliate all Relevant IPRs and enable AGM or its Affiliate to register or otherwise obtain for its own benefit and in its own name any Relevant IPRs and to maintain, defend and enforce the interest of AGM in the Relevant IPRs. All reasonable costs associated with assigning and transferring the Relevant IPRs will be paid by AGM or its Affiliate.
ii.    You will promptly disclose to AGM and any Affiliate full details of any idea, invention or work that is relevant to the business of AGM or any Affiliate that is being created by you during your employment or service with AGM or any of its Affiliates.
iii.    To the fullest extent permitted by law, you irrevocably and unconditionally waive any and all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”) that may arise directly or indirectly out of your employment or service with AGM or any of its Affiliates. To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws of any applicable country, you hereby waive such Moral Rights and consents to any action of AGM or its Affiliates that would violate such Moral Rights in the absence of such consent. You shall confirm any such waivers and consents from time to time as requested by AGM or any of its Affiliates.
iv.    The Relevant IPRs and all of your work product shall be your original work and shall not incorporate or require use of work done by any other Persons or work product from prior employment, research, consultancy or other engagement or otherwise misappropriate or infringe the Intellectual Property Rights of any third party.
h.    Definitions. For purposes of this Appendix A, the following definitions are applicable:
i.    “Competitive Business” means (i) any alternative asset management business (other than the business of AGM, its successors or Affiliates), or distinct portion thereof, in which more than 25% of the total capital committed is third party capital from passive limited partners (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business, but not more than two such persons who are former partners or employees of AGM or any of its Affiliates), that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, commercial mortgages, commercial real estate-related investments, residential mortgages, residential real estate-related investments, business development corporations, special purpose acquisition companies, life settlement investments, life insurance company asset investment vehicles, credit-based asset management vehicles, leveraged loans, distressed situation vehicles, or other alternative asset investment vehicles, funds or accounts, or (ii) Persons who manage, advise or own any business described in clause (i).
ii.    “Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by AGM and its Affiliates, including but not limited to, (A) information, observations, procedures and data obtained by you while employed by or providing services to AGM or any of its Affiliates, (B) products or services, (C) costs and pricing structures, (D) analyses, (E) performance data, (F) computer software, including operating systems, applications and program listings, (G) flow charts, manuals and documentation, (H) data bases, (I) accounting and business methods, (J) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (K) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (L) other copyrightable works, (M) all production methods, processes, technology and trade secrets, (N) this Award Letter and the written agreements of AGM and its Affiliates, (O) investment memoranda and investment documentation concerning any potential, actual or aborted investments, (P) compensation terms, levels, and arrangements of employees and other service providers of AGM and its Affiliates, and (Q) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date you propose to disclose or use such information. Confidential Information also includes the information contained in the books and records of a Credit Fund GP or any Alternative GP Vehicle concerning the Points (including notional Points) assigned with respect to any other participant (including any retired partner or former employee). For the avoidance of doubt, “Confidential Information” does not include information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises.
iii.    “Prospective Investor” means any prospective investor with which or with whom you know or reasonably should have known that AGM or any of its Affiliates has had substantive discussions in the immediately preceding 12 months.
iv.    “Protected Period” means the combined period of your employment or service with AGM or any of its Affiliates and the period ending (x) if at any time prior to your Termination Date you have held the title of Senior Partner or Partner of AGM or any of its Affiliates, 12 months after your Termination for any reason, provided, however, that if the separation from service is the result of a termination by AGM or an Affiliate under circumstances that would not permit AGM or an Affiliate to terminate your service for a Bad Act or Cause, such period shall be reduced to nine months after the Termination Date (or, if later, until the last day of any mutually agreed severance or paid leave period applicable to you) and (y) if you are not described in clause (x), six (6) months after your Termination for any reason (or, if later, until the last day of any mutually agreed severance or paid leave period applicable to you). For purposes of clarity, the portion of the Protected Period and period under paragraphs c and d of this Appendix A that applies after your resignation commences only after the expiration of the notice period set forth in paragraph a of this Appendix A.
v.    “Restricted Territory” means, during your employment by or service to AGM or any of its Affiliates, the United States, Canada, the United Kingdom, and any other country in the world where AGM or any of its Affiliates, successors or assigns engages in business, and any state, province or territory thereof, and, following your Termination, the United States, Canada, the United Kingdom, and any other country in the world where at the date of such Termination AGM or any of its Affiliates, successors or assigns engages in business, and any state, province or territory thereof.
vi.    “Termination” means the termination of your service, such that you are no longer employed by, or a service provider to, AGM or any of its Affiliates.
vii.    “Termination Date” means the date of Termination.
i.    Transferees. If you transfer interests in Points (including notional Points) to a related party, the provisions of paragraphs c, d, e, f and g shall apply both to you and to any such transferee.
j.    Headings. Headings in this Appendix A are for convenience of reference only and shall not be construed to define, limit or interpret the contents hereof.